Exhibit 2.1

FIRST AMENDMENT TO ARRANGEMENT AGREEMENT

This First Amendment to Arrangement Agreement is entered into as of this 21st day of November, 2017 (this “Amendment”) by and among Scientific Games Corporation, a corporation existing under the laws of Delaware (“Purchaser”), Bally Gaming And Systems UK Limited, a private company limited by shares existing under the laws of the United Kingdom (“AcquireCo”), and NYX Gaming Group Limited, a non-cellular company limited by shares incorporated under the laws of Guernsey with registration number 51637 (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Arrangement Agreement (as defined below)

RECITALS

WHEREAS, the parties hereto entered into that certain Arrangement Agreement dated as of September 20, 2017 (the “Arrangement Agreement”) ; and

WHEREAS, the parties hereto desire to amend and modify the Arrangement Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.            Amendment.  The Arrangement Agreement is hereby amended as follows:

a.	The following is hereby added as a new Section 2.14 of the Arrangement Agreement:

“(1) Notwithstanding anything to the contrary set forth in this Agreement, upon the earliest to occur of (w) any of the Required Shareholder Approvals not being obtained at the Court Meeting or the General Meeting, as applicable, (x) the Scheme Order not being obtained at the Court Hearing, (y) the mutual consent of the parties hereto, or (z) ten (10) days following the delivery of notice by the Company that it has reasonably determined, in good faith, that effecting the Acquisition by way of the Offer would reasonably be expected to increase the likelihood that the Acquisition will be consummated (the earliest of such events to occur, the “Subsequent Offer Triggering Event”), the Parties agree (i) that Purchaser shall be obligated to commence a contractual takeover offer on the terms set forth herein, (ii) that the Parties shall, as soon as reasonably practicable following the Subsequent Offer Triggering Event, cooperate fully and in good faith to make appropriate amendments to the provisions of this Article 2 and to provide for such other modifications to this Agreement, in each case, to the extent such amendment or modification is necessitated to provide that Purchaser or one of its Affiliates shall be obligated to make a contractual takeover offer

(which will be an offer for the purposes of Part XVIII of the Companies Law) (the “Subsequent Offer”) for any and all Ordinary Shares and that any condition to the consummation of the Subsequent Offer relating to the minimum tender of Ordinary Shares tendered into the Subsequent Offer (the “Minimum Condition”) shall only require that Purchaser and its Affiliates acquire one Ordinary Share more than 50% of the Ordinary Shares outstanding (including any such Ordinary Shares beneficially owned by Purchaser and its Affiliates prior to the consummation of the Subsequent Offer) or as otherwise required by applicable Law; provided, however, no such amendment or modification shall (a) alter or change in any way (including as to the amount or kind) the Consideration except as may be required by applicable Law, (b) adversely affect in any material respect the Tax treatment of Company Securityholders as a result of the Acquisition or (c) adversely and materially affect any Party’s ability to satisfy any of the conditions set forth in Article 6; provided, further, that, other than as set forth in Section 2.14(3) of this Agreement, all other provisions of this Agreement that are not required to be amended or modified in order to give effect to the Subsequent Offer shall apply to the Subsequent Offer and the subsequent consummation of the Subsequent Offer, mutatis mutandis (such definitive agreement, the “Amended and Restated Agreement”); (iii) that the Parties shall use their respective reasonable best efforts to execute the Amended and Restated Agreement as promptly as practicable following the Subsequent Offer Triggering Event; and (iv) that each Party shall use its reasonable best efforts to cause the transactions contemplated by the Amended and Restated Agreement to be consummated as soon as practicable thereafter and in accordance with the terms of the Amended and Restated Agreement.

(2) As soon as reasonably practicable, but in any event no later than November 29, 2017, Purchaser shall prepare a good-faith, proposed draft of the Amended and Restated Agreement on the terms described in this Section 2.14 for execution by the Parties, and the Parties shall use good faith to negotiate and agree upon, in writing, a final form of the Amended and Restated Agreement as promptly as practicable thereafter.

(3) Notwithstanding Section 2.14(1), the Parties hereby agree that the Amended and Restated Agreement shall also provide that (a) the Company will shorten the deposit period for the Subsequent Offer to the extent permitted by applicable Law, (b) if the Minimum Condition is not met, the deposit period for the Subsequent Offer shall be automatically extended by Purchaser for up to 4 (four) 10-day extensions until such Minimum Condition is met, unless otherwise determined by the Company at its sole discretion, (c) in the event the Subsequent Offer does not result in the acquisition of all outstanding Ordinary Shares by Purchaser, Purchaser or one of its Affiliates shall make up to three (3) additional takeover offers (or pursue similar transactions) on the same terms as the Subsequent Offer as soon as reasonably practicable following the consummation of the Subsequent Offer or additional takeover offer, as applicable, and each such additional takeover offer shall remain open for a period of no less than the initial deposit period for the Subsequent Offer, and each shall be automatically extended by Purchaser for up to 4 (four) 10-day extensions until all outstanding Ordinary Shares are owned by Purchaser or its Affiliates, unless otherwise determined by the Company at its sole discretion, and use its reasonable best efforts to make available and publicize such offers to all remaining minority holders of Ordinary Shares, (d)

if, during the period of 365 days commencing with date of commencement of the Subsequent Offer, any holder of Ordinary Shares notifies Purchaser that such holder would like to transfer its Ordinary Shares to Purchaser in exchange for the Consideration, than Purchaser shall use reasonable best efforts to purchase such Ordinary Shares from such holder on terms no less favorable than the Subsequent Offer, subject to any requirements of applicable Law, (e) the “Outside Date” shall be amended to mean nine (9) months following the execution of the Amended and Restated Agreement, provided, however, the Outside Date shall be automatically extended thereafter (i) until the Subsequent Offer ceases to be automatically extended, provided that all conditions other than the Minimum Condition were satisfied as of the Outside Date (other than those conditions that by their nature are to be satisfied at the Closing), (ii) for a period of thirty (30) days if all conditions set forth in Article 6 other than the condition set forth in Section 6.2(4) were satisfied as of the Outside Date (other than those conditions that by their nature are to be satisfied at the Closing), or (iii) as otherwise may be agreed to in writing by the Parties, (f) any terms in the Agreement related to Purchaser’s or its Affiliates’ financing (including, but not limited to, Sections 4.8, 4.9, and 7.2(1)(c)(3) of this Agreement) shall be removed from the Amended and Restated Agreement, and (g) for the avoidance of doubt, the rights and obligations under Article V of the Agreement, including such rights and obligations of the Company Board to negotiate an Acquisition Proposal, enter into a Superior Proposal and terminate the agreement or effect a Company Change in Recommendation, shall be exercised until the consummation of the Subsequent Offer.”

b.	Each of Sections 7.2(1)(b)(i) and 7.2(1)(b)(ii) of the Arrangement Agreement is hereby amended and restated in its entirety to read as follows:

“[Intentionally Omitted.]”

c.	The first clause of Section 8.2(1)(b)(iii) of the Arrangement Agreement is hereby amended and restated to read as follows:

“by the Company or Purchaser pursuant to Section 7.2(1)(b)(iv) or by Purchaser pursuant to Section 7.2(1)(d)(i) if:”

d.	The following is hereby added as a new subsection (m) to the definition of “Material Adverse Effect” in Section 1.1 of the Arrangement Agreement:

 (m) the occurrence of any Subsequent Offer Triggering Event;

2.            Effect of Amendment.  This Amendment constitutes an instrument in writing duly signed by the parties under Section 8.1 of the Arrangement Agreement.  This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Arrangement Agreement or the Schedules to the Arrangement Agreement not expressly referred to in this Amendment.  Except as specifically modified and amended hereby, the Arrangement Agreement and the Schedules to the Arrangement Agreement shall remain unchanged and in full force and effect.  References to the date of the Arrangement Agreement, and references to the “date hereof”, “the date of this Agreement” or words of similar meaning in the Arrangement Agreement shall continue to refer to September 20, 2017.

3.            Governing Law; Submission to Jurisdiction.  This Amendment and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Amendment, or the actions of Purchaser, AcquireCo or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that the provisions of the laws of Guernsey shall apply with respect to (i) the fiduciary duties of the Company Board, and (ii) any provisions set forth herein where such laws are mandatorily applicable to the transactions contemplated hereby).

Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Amendment, or the actions of Purchaser, AcquireCo or the Company in the negotiation, administration, performance and enforcement thereof, other than in respect of any matter which is in the jurisdiction of the Court, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court, other than in respect of any matter which is in the jurisdiction of the Court.

Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Amendment, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this paragraph shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Amendment, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Amendment in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court in the State of Delaware or any federal court sitting in the State of Delaware).  Each of Purchaser, AcquireCo and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

4.            Waiver of Jury Trial.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5.            Counterparts.  This Amendment may be executed by the parties hereto in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties hereto shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amendment, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Amendment to Arrangement Agreement.

SCIENTIFIC GAMES CORPORATION,

By:	/s/ Kevin Sheehan
	Name:	Kevin Sheehan
	Title:	Chief Executive Officer

[Signature Page to Amendment to Arrangement Agreement]

Executed by	)	/s/ Derik J. Mooberry
BALLY GAMING AND SYSTEMS	)	............................................................
UK LIMITED	)	Director
acting by two directors	)
	)	/s/ Marco Herrera
	)	............................................................
	)	Director

[Signature Page to Amendment to Arrangement Agreement]

NYX GAMING GROUP LIMITED,

By:	/s/ Matt Davey
	Name:	Matt Davey
	Title:	Chief Executive Officer

[Signature Page to Amendment to Arrangement Agreement]